EXHIBIT 99.1

FOR IMMEDIATE RELEASE

May 23, 2006

For Further Information Contact:
Thomas B. Olson, Secretary
(303) 796-8940

EQUITEX TO CHANGE NAME TO
HYDROGEN POWER INTERNATIONAL, INC.

Englewood, Colorado and West Palm Beach, Florida . . . Equitex, Inc. (OTC: EQTX) announced today that it has filed with the State of Delaware to change its name to Hydrogen Power International, Inc. The Company is undertaking the actions necessary to effectuate this change, which will be completed as soon as possible.

“Given our recent acquisition of Hydrogen Power, Inc., we felt now was the logical time to change our name to more accurately reflect the nature of our business and to more easily identify the business to our corporate name,” stated Equitex President, Henry Fong. “There are various steps necessary to fully effectuate the change and we will notify our stockholders once the process has been completed.”

Equitex, Inc. is a holding company now operating through its wholly-owned subsidiary Hydrogen Power, Inc. of Seattle, Washington (www.hydrogenpowerinc.com) and its majority owned publicly-traded subsidiary FastFunds Financial Corporation (OTC/BB: FFFC) of Minnetonka, Minnesota. Hydrogen Power has licensed and is developing a patented technology for producing hydrogen gas in a process called Hydrogen NowTM. FastFunds Financial recently sold a majority of its operating assets and currently has limited business operations.

The statements included in this press release concerning predictions of economic performance and management's plans and objectives constitute forward- looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in Equitex's Securities and Exchange Commission filings; failure of registration statements to be declared effective; completion of due diligence, shareholder approval, regulatory approvals and certain other pre-closing conditions for all incomplete merger or acquisition transactions; the loss of contracts or failure to acquire new contracts; success of any legal actions; failure to successfully implement newly developed product lines including projected increases in revenues or earnings; delays or the inability to obtain regulatory approvals for previously announced acquisitions; the inability to initiate or complete any contemplated restructuring, offering, acquisition, disposition or other transaction; adverse financial performance by Equitex or any of its subsidiaries; failure to obtain or maintain regulatory approval for products and services offered by Equitex or its subsidiaries; failure to complete the development and commercialization of alternative energy products or services; adverse equity market conditions and declines in the value of Equitex common stock; and the unavailability of financing to complete management's plans and objectives. The forward-looking statements contained in this press release speak only as of the date hereof and Equitex disclaims any intent or obligation to update these forward-looking statements.